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                                                                    EXHIBIT 99.A

[ONEOK LOGO] FINANCIAL NEWS
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ONEOK, INC.                         CONTACT:  WELDON WATSON, ONEOK, 918/588-7158
P.O. BOX 871                                MARY BETH JARVIS, KOCH, 316/828-3756
TULSA, OK 74102-0871                   FOR IMMEDIATE RELEASE:  FEBRUARY 25, 1999


                 ONEOK ACQUIRES GATHERING AND PROCESSING ASSETS

         TULSA, Oklahoma -- ONEOK, Inc., and Koch Midstream Enterprises jointly announced today a letter of intent for ONEOK to acquire all the Oklahoma midstream natural gas gathering and processing assets of Koch Midstream Enterprises for $285 million in cash. The assets include eight natural gas processing plants and approximately 3,250 miles of gathering pipeline connected to 1,460 gas wells located in Oklahoma. Total capacity of the plants is 515 million cubic feet per day. The transaction is subject to certain conditions, including approval by regulatory agencies and the boards of directors of both companies.

         David Kyle, president and chief operating officer of ONEOK, said, "These assets are located in an area where ONEOK owns significant natural gas production and development acreage. This will enable the company to continue our strategic objective of maximizing values in all of our nonregulated natural gas operations."

         Kyle added, "We have had partial ownership of some of these assets before but recent natural gas reserve acquisitions and, more importantly, the opportunity to own gathering systems upstream of the plants will provide greater opportunity in a highly competitive marketplace. We will be focusing on improving the utilization of these assets to maximize their future value."

         Koch Midstream Enterprises is a wholly owned subsidiary of Koch Industries, Inc., a privately held company involved worldwide in virtually all phases of the oil and gas industry, as well as agriculture, chemicals, energy services, asphalt products, metals and minerals services, real estate and financial investments.

         ONEOK, Inc., (NYSE:OKE) is engaged in natural gas intrastate distribution, transmission, gas processing, gas marketing and oil and gas production.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT HTTP://WWW.ONEOK.COM.